Dr. Cordell Hardy Appointed to CyberOptics Corporation Board of Directors

Minneapolis, MN – January 3, 2022 – CyberOptics Corporation (Nasdaq: CYBE) (the Company) today announced that it has increased the size of its Board and appointed Dr. Cordell Hardy to its Board of Directors. The Company also announced that Michael M. Selzer Jr. has informed the Board of Directors of his decision not to stand for re-election as a director. As a result, Mr. Selzer will retire from the Board of Directors effective upon the expiration of his current term at the 2022 Annual Meeting.

Craig D. Gates, Chairman of the Board of Directors of the Company commented: “Dr. Hardy brings CyberOptics a deep resume and expertise in research and innovation, commercialization of new technologies and portfolio strategy. We are excited to have him join our Board.” Mr. Gates added: “The Company and the Board of Directors extend their appreciation to Mr. Selzer for his many contributions to the Company and his service on the Board.”

Dr. Hardy has been employed by 3M Company since 2003, most recently as Senior Vice President, Corporate R&D Operations. 3M Company is a large publicly traded industrial that develops, manufactures, and markets various products on a worldwide basis through four business segments: Safety and Industrial, Transportation and Electronics, Health Care, and Consumer. Dr. Hardy also serves as Treasurer and on the Board of Directors of Minnesota Community Care, a federally-qualified health clinic operator. Dr. Hardy received a PhD in Chemical Engineering from the University of Minnesota, as well as a Bachelor’s of Science degree in Chemical Engineering from Florida A&M University.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: a possible world-wide recession or depression resulting from the economic consequences of the COVID-19 pandemic; the negative effect on our revenue and operating results of the COVID-19 crisis on our customers and suppliers and the global supply chain; market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and China and other countries; the timing of orders and shipments of our products, particularly our 3D MRS SQ3000 Multi-Function systems and MX systems for memory module inspection; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 Multi-Function systems and products for semiconductor inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to past and future terrorist threats and attacks and any acts of war; the impact of the MX3000 orders on our consolidated gross margin percentage in any future period; risks related to cancellation or renegotiation of orders we have received; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000